                                                                  EXHIBIT (g)(1)
Supplemental Consolidated Statements of Income
(Dollars in thousands, except per share amounts)



Year Ended December 31                                  1996                 1995                 1994
----------------------------------------------------------------------------------------------------------
Net sales                                          $    876,747        $    848,078         $    517,433
Cost of sales                                           294,888             292,788              163,810
----------------------------------------------------------------------------------------------------------
Gross profit                                            581,859             555,290              353,623

Selling, general and administrative expense             311,470             284,940              138,789
Research and development expense                        107,644             101,264               50,518
Purchased research and development charges               40,350                  --               40,800
Special charges                                          47,808                  --                   --
----------------------------------------------------------------------------------------------------------
Operating profit                                         74,587             169,086              123,516

Other income (expense), net                              16,022              (1,992)               9,946
----------------------------------------------------------------------------------------------------------
Income before taxes                                      90,609             167,094              133,462

Income tax provision                                     29,972              49,978               37,713
----------------------------------------------------------------------------------------------------------

Net income                                         $     60,637        $    117,116         $     95,749
----------------------------------------------------------------------------------------------------------

Earnings per share:
  Primary                                          $       0.66        $       1.28         $       1.06
  Fully diluted                                    $       0.65        $       1.28         $       1.05
----------------------------------------------------------------------------------------------------------

Cash dividends paid per share                      $         --        $         --         $         --

Average shares outstanding:
  Primary                                            92,372,000          91,326,000           90,514,000
  Fully diluted                                      92,663,000          91,802,000           90,861,000
----------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements.

Supplemental Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)


December 31                                                                                  1996                  1995
---------------------------------------------------------------------------------------------------------------------------
Assets
Current Assets
Cash and cash equivalents                                                               $    49,388           $    62,638
Marketable securities                                                                       186,007               176,983
Accounts receivable, less allowance (1996 - $8,160, 1995 - $9,845)                          216,813               175,405
Inventories:
   Finished goods                                                                           119,736                84,542
   Work in process                                                                           30,227                28,229
   Raw materials                                                                             67,698                60,255
---------------------------------------------------------------------------------------------------------------------------
Total inventories                                                                           217,661               173,026
Prepaid income taxes                                                                         44,234                17,409
Other current assets                                                                         33,781                16,446
---------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                        747,884               621,907
---------------------------------------------------------------------------------------------------------------------------

Property, Plant and Equipment
Land                                                                                         14,232                 9,949
Buildings and improvements                                                                   64,717                53,108
Machinery and equipment                                                                     249,550               180,539
Construction in progress                                                                     69,175                23,124
---------------------------------------------------------------------------------------------------------------------------
Gross property, plant and equipment                                                         397,674               266,720
   Less accumulated depreciation                                                           (108,400)              (77,792)
---------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                                                           289,274               188,928
---------------------------------------------------------------------------------------------------------------------------

Other Assets                                                                                435,336               381,400
---------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                            $ 1,472,494           $ 1,192,235
---------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                                        $   201,107           $    85,886
Accrued income taxes                                                                         24,267                41,346
Accrued employee compensation and related taxes                                              47,645                50,120
Other accrued expenses                                                                       47,914                39,495
---------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                   320,933               216,847
---------------------------------------------------------------------------------------------------------------------------

Long-Term Liabilities
Long-term debt                                                                              229,500               120,000
---------------------------------------------------------------------------------------------------------------------------

Contingencies
---------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Preferred stock, par value $1.00 per share --
   25,000,000 shares authorized; no shares issued
Common stock, par value $.10 per share --
   250,000,000 shares authorized; issued and outstanding
   1996 - 91,447,656 shares; 1995 - 90,282,312                                                9,145                 9,028
Additional paid-in capital                                                                  228,106               200,535
Retained earnings                                                                           692,892               632,255
Cumulative translation adjustment                                                               386                 4,319
Unrealized gain (loss) on available-for-sale securities                                      (8,028)                9,691
Receivable for stock issued                                                                    (440)                 (440)
---------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                  922,061               855,388
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                              $ 1,472,494           $ 1,192,235
---------------------------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements.

Supplemental Consolidated Statements of Cash Flows
(Dollars in thousands)


Year Ended December 31                                                            1996                1995                1994
----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                     $  60,637           $ 117,116           $  95,749
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation                                                                  38,533              30,667              14,850
    Amortization                                                                  19,649              20,102               7,816
    Purchased research and development charges                                    40,350                  --              40,800
    Special charges                                                               20,586                  --                  --
    Gain on sale of business                                                     (10,486)                 --                  --
    Changes in operating assets and liabilities, net of acquisitions:
      Increase in accounts receivable                                            (27,267)             (3,997)            (26,704)
      Increase in inventories                                                     (9,331)            (11,492)             (6,089)
      Decrease (increase) in other current assets                                (14,411)              1,354             (10,771)
      Increase in accounts payable and accrued expenses                           16,113              41,527              12,016
      Increase (decrease) in accrued income taxes                                (31,380)              7,153               2,637
      Increase in prepaid and deferred income taxes                              (13,208)            (12,617)            (14,331)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                         89,785             189,813             115,973
----------------------------------------------------------------------------------------------------------------------------------

Investing Activities
Purchase of property, plant and equipment                                       (103,001)            (57,203)            (34,196)
Purchase of marketable securities                                                (90,018)            (85,097)           (156,261)
Proceeds from sale or maturity of marketable securities                           65,869              68,323             364,058
Investments in companies, joint ventures and partnerships                           (155)             (3,701)            (13,564)
Acquisitions, net of cash acquired                                              (117,800)             13,000            (524,300)
Proceeds from sale of business                                                    24,204                  --                  --
Other investing activities                                                        (5,393)              2,394              (7,675)
----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           (226,294)            (62,284)           (371,938)
----------------------------------------------------------------------------------------------------------------------------------

Financing Activities
Proceeds from issuance of stock                                                   20,818               6,187               2,622
Cash dividends paid                                                                   --                  --             (13,935)
Common stock repurchased                                                          (6,727)                 --                (125)
Proceeds from the issuance of long-term debt                                     229,500                  --             255,000
Repayment of long-term debt                                                     (120,000)           (135,029)                (96)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                              123,591            (128,842)            243,466
----------------------------------------------------------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash                                    (332)                647                 567
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                 (13,250)               (666)            (11,932)
Cash and cash equivalents at beginning of year                                    62,638              63,304              75,236
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $  49,388           $  62,638           $  63,304
----------------------------------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements.

Supplemental Consolidated Statements of Shareholders' Equity
(Dollars in thousands, except per share amounts)

                                    Common Stock
                               ---------------------  Additional               Cumulative     Unrealized    Receivable    Total
                                Number of               Paid-In     Retained   Translation  Gain (Loss) on  for Stock  Shareholders'
                                 Shares       Amount    Capital     Earnings   Adjustment     Investments     Issued      Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993      89,424,019    $ 8,942   $ 187,280   $ 433,325   $   (3,609)    $      -      $      -   $   625,938
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                            95,749                                                95,749
Issuance of common stock
  upon exercise of stock
  options, net of taxes
  withheld                        345,541         35       2,657                                                             2,692
Tax benefit realized upon
  exercise of stock options                                1,337                                                             1,337
Cash dividends ($.20
  per share)                                                         (13,935)                                              (13,935)
Purchase and retirement
  of common shares                                          (125)                                                             (125)
Translation adjustment                                                              1,125                                    1,125
Unrealized gain on
  investments, net of taxes                                                                        686                         686
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994      89,769,560      8,977     191,149     515,139       (2,484)         686             -       713,467
----------------------------------------------------------------------------------------------------------------------------------

Net income                                                           117,116                                               117,116
Issuance of common stock
  upon exercise of stock
  options, net of taxes
  withheld                        511,752         51       6,581                                                             6,632
Tax benefit realized upon
  exercise of stock options                                2,805                                                             2,805
Translation adjustment                                                              6,803                                    6,803
Unrealized gain on
  investments, net of taxes                                                                      9,005                       9,005
Receivable for stock issued                                                                                     (440)         (440)
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995      90,281,312      9,028     200,535     632,255        4,319        9,691          (440)      855,388
----------------------------------------------------------------------------------------------------------------------------------

Net income                                                            60,637                                                60,637
Issuance of common stock
  upon exercise of stock
  options, net of taxes
  withheld                      1,161,191        116      20,701                                                            20,817
Tax benefit realized upon
  exercise of stock options                                7,597                                                             7,597
Purchase and retirement
  of common shares               (145,000)       (14)     (6,712)                                                           (6,726)
Issuance of common stock
  for business acquired           149,153         15       5,985                                                             6,000
Translation adjustment                                                             (3,933)                                  (3,933)
Unrealized gain (loss) on
  investments, net of taxes                                                                    (17,719)                    (17,719)
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996      91,446,656    $ 9,145   $ 228,106   $ 692,892   $      386     $ (8,028)     $   (440)  $   922,061
----------------------------------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements.

Supplemental Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Note 1 Significant Accounting Policies

Nature of Operations: St. Jude Medical, Inc. develops, manufactures and distributes medical devices with an emphasis on cardiac care products and services. The Company's products are sold in more than 100 countries. Principal products include prosthetic heart valves, pacemakers, implantable cardioverter-defibrillators (ICD) and electrophysiology and interventional catheters. The main markets for these products are the United States, Western Europe and Japan. In the United States, the Company uses a direct employee-based sales organization for its heart valve and catheter products and a combination of independent contractors and an employee-based sales organization for its pacemaker and ICD products. In Western Europe, the Company has a direct sales presence in 14 countries. Throughout the rest of the world, the Company principally uses distributor-based sales organizations.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications of previously reported amounts have been made to conform with the current year presentation.

Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounting Period: The Company's fiscal year is the 52 or 53 week period ending the Saturday nearest December 31. Fiscal years 1996, 1995 and 1994 consisted of 52 weeks.

Translation of Foreign Currencies: Assets and liabilities of the Company's foreign subsidiaries are translated at exchange rates in effect on reporting dates and differences due to changing exchange rates are recorded as "cumulative translation adjustment" in shareholders' equity. Income and expenses are translated at rates that approximate those in effect on transaction dates.

Cash Equivalents: Cash equivalents, consisting of liquid investments with a maturity of three months or less when purchased, are stated at cost which approximates market.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined under the first- in, first-out method. Allowances are made for slow-moving, obsolete, unsalable or unusable inventories.

Stock-Based Compensation: Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. See Note 5.

Property, Plant and Equipment and Depreciation: Property, plant and equipment are stated at cost and are depreciated using the straight line method based on useful lives of 31.5 to 39 years for buildings and improvements and three to seven years for machinery and equipment. Leasehold improvements are amortized over the shorter of the life of the related asset or the term of the lease. Accelerated depreciation is used by the Company for tax accounting purposes only.

Long-Lived Assets: The Company adopted Statement of Financial Accounting Standards (FAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1996. FAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. There was no financial impact to the Company upon adopting FAS No. 121.

Revenue Recognition: The Company's general practice is to recognize revenues from product sales as shipped and for services as performed. For certain products, the Company maintains consigned inventory at customer locations. For these products, revenue is recognized at the time the Company is notified that the device has been used.

Research and Development: Research and development expense includes all expenditures for general research into scientific phenomena, development of useful ideas into merchantable products and continuing support and upgrading of various products. All such expense is charged to operations as incurred.

Earnings Per Share: Primary earnings per share are computed by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding. For fully diluted earnings per share, both net income and shares outstanding have been adjusted as if the Company's $57,500 5.75% Convertible Debenture had been converted, unless the effect is anti-dilutive.


Note 2 Acquisitions

On May 15, 1997, the Company acquired Ventritex, Inc. ("Ventritex"), a manufacturer of implantable cardioverter defibrillators and related products. Each share of Ventritex common stock was converted into .5 shares of Company common stock. The Company issued 10,437,800 shares to Ventritex shareholders. The transaction qualified as a tax-free reorganization and was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, have been restated to include the results of Ventritex.

Separate results of operations for the periods prior to the merger with Ventritex are as follows:

                                              1996            1995            1994
                                           ---------       ---------       ---------
Net Sales
St. Jude Medical                           $ 808,780       $ 761,835       $ 391,949
Ventritex                                     67,967          86,243         125,484
                                           ---------       ---------       ---------
Combined                                   $ 876,747       $ 848,078       $ 517,433
                                           =========       =========       =========
Net Income
St. Jude Medical                           $  92,181       $ 138,848       $  86,450
Ventritex                                    (51,208)        (34,535)         15,270
Adjustments                                   19,664          12,803          (5,971)
                                           ---------       ---------       ---------
Combined                                   $  60,637       $ 117,116       $  95,749
                                           =========       =========       =========
Other Changes in Shareholders' Equity
St. Jude Medical                           $   7,471       $  21,676       $ (11,312)
Ventritex                                     (3,331)          1,673           1,978
Adjustments                                    1,896           1,456           1,114
                                           ---------       ---------       ---------
Combined                                   $   6,036       $  24,805       $  (8,220)
                                           =========       =========       =========

On November 29, 1996, the Company acquired substantially all of the worldwide cardiac rhythm management assets of Telectronics Pacing Systems, Inc. ("Telectronics") for $135 million. The initial price can be adjusted upward or downward based upon the change in net asset value between June 30, 1996 and November 29, 1996. The Company and the seller currently disagree about the final adjustment to the purchase price and are following procedures in the purchase agreement to resolve their differences. The Company expects that any adjustment to the purchase price will be recorded in 1997. The acquisition was accounted for under the purchase accounting method. Goodwill of approximately $76,000 including approximately $43,000 of consolidation charges, is amortized on a straight line basis over 20 years. The results of Telectronics operations have been included in the consolidated results of operations from the date of acquisition. In conjunction with the Telectronics acquisition, the Company in 1996 recorded a pre-tax charge of $32,200 relating to that portion of the purchase price attributable to purchased research and development.

On September 30, 1994, the Company acquired substantially all the Siemens AG worldwide cardiac rhythm management business ("Pacesetter") for $511,300. The acquisition was accounted for under the purchase method accounting. Goodwill is amortized on a straight line basis over 20 years. The results of Pacesetter's operations have been included in the consolidated results of operations from the date of acquisition. In conjunction with the Pacesetter acquisition, the Company recorded a non-cash pre-tax charge of $40,800 relating to that portion of the purchase price attributable to purchased research and development. The purchased research and development charge represents the appraised value of the in-process research and development that must be expensed under generally accepted accounting principles.

The following unaudited pro forma information has been prepared assuming that the acquisition of Pacesetter had occurred at the beginning of 1993, the acquisition of Telectronics had occurred at the beginning of 1995 and the acquisition of Ventritex had occurred at the beginning of 1994. Pro forma adjustments include amortization of goodwill, increased interest expense, decreased interest income and the related income tax effects. Pro forma results are not necessarily indicative of the results that would have occurred had the acquisitions actually taken place at the beginning of the specified periods, or the expected results of future operations.

                       1996           1995           1994
Net sales            $973,262      $1,008,163      $822,223
Net income/(loss)    $ (8,400)         71,630       101,381
Earnings per share   $   (.09)            .78          1.12

On September 23, 1996, the Company acquired Biocor Industria E Pesquisas Ltd., a Brazilian tissue heart valve manufacturer for $4,000 in cash and an earn-out which could result in additional cash payments of up to $4,000 over the next three years. On January 5, 1996, the Company acquired the remaining shares of The Heart Valve Company for $1,000 in cash and 149,153 shares of its common stock. In connection with the acquisitions of Biocor and The Heart Valve Company, the Company recorded pre-tax charges of $3,150 and $5,000, respectively, relating to purchased research and development. The results of Biocor and The Heart Valve Company have been included in the Company's results of operations since the dates of acquisition and were not material.

On May 31, 1996, the Company acquired Daig Corporation ("Daig"), a manufacturer of specialized cardiovascular devices for the electrophysiology and interventional cardiology markets. Each share of Daig common stock was converted into .651733 shares of Company common stock. The Company issued 9,929,897 shares to Daig shareholders. Additionally, one outstanding option to acquire 128,000 shares of Daig common stock was converted to an option to acquire 83,422 shares of Company common stock. The transaction qualified as a tax-free reorganization and was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, have been restated to include the results of Daig, which were not material.

Note 3 Special Charges

Results of operations for 1996 include pre-tax charges recorded in the fourth quarter of $47,808 for costs relating to patent and litigation settlements and repositioning several of the Company's operations. Patent and other legal disputes between Pacesetter and a third party were settled for $25,000. The repositioning charges of $22,808 related to the planned consolidation of tissue heart valve manufacturing operations ($11,100), the termination of various distributor agreements in conjunction with the conversion to direct sales ($7,700), the realignment of Pacesetter manufacturing operations in connection with the Telectronics integration ($2,200), and other non-recurring expenses ($1,808).

Note 4 Income Taxes

The components of income before taxes were as follows:

                          1996          1995          1994
-----------------------------------------------------------------
Domestic                  $  89,305     $ 149,526     $ 124,411
Foreign                       1,304        17,568         9,051
-----------------------------------------------------------------
Income before taxes       $  90,609     $ 167,094     $ 133,462
-----------------------------------------------------------------

The components of the income tax provision were as follows:

                                     1996            1995            1994
--------------------------------------------------------------------------------
Current:
       Federal                       $   63,005      $  47,389       $  37,260
       State and Puerto Rico              9,676         11,518          10,217
       Foreign                            1,022          6,226           3,107
--------------------------------------------------------------------------------
Total current                            73,703         65,133          50,584
--------------------------------------------------------------------------------
Deferred:
       Prepaid                          (28,304)        (7,329)         (5,757)
       Deferred                         (15,427)        (7,826)         (7,114)
--------------------------------------------------------------------------------
Total deferred                          (43,731)       (15,155)        (12,871)
--------------------------------------------------------------------------------
Income tax provision                 $   29,972      $  49,978       $  37,713
--------------------------------------------------------------------------------

Deferred income tax assets (liabilities) were comprised of the following at December 31:


                                                        1996                       1995
-------------------------------------------------------------------------------------------------
Deferred income tax assets:
  Net operating loss carryforwards                      $       41,978             $      22,671
  Tax credit carryforwards                                       3,837                     3,883
  Inventory (intercompany profit in inventory
    and excess of tax over book valuation)                      21,598                    23,837
  Intangibles                                                   33,190                    13,931
  Accruals not currently deductible                             11,676                    12,469
  Unrealized loss on investments                                 5,029                         -
-------------------------------------------------------------------------------------------------
Deferred income tax assets:                                    117,308                    76,791
-------------------------------------------------------------------------------------------------
Deferred income tax liabilities:
  Unrealized gain on investments                                     -                    (5,830)
  Accumulated depreciation                                      (7,757)                   (7,037)
-------------------------------------------------------------------------------------------------
Deferred income tax liabilities:                                (7,757)                  (12,867)
-------------------------------------------------------------------------------------------------
Net deferred income tax assets                          $      109,551             $      63,924
-------------------------------------------------------------------------------------------------

The reconciliation of the Company's effective income tax rate to the statutory U.S. federal income tax rate of 35% is as follows:


                                   1996             1995              1994
-----------------------------------------------------------------------------------
Income tax provision at
  U.S. statutory rate              $    30,807      $     58,483      $     46,712
Increase (decrease) in taxes
  resulting from:
  State income taxes, net of
    federal tax benefit                  4,309             4,434             1,763
  Tax benefits from Foreign
    Sales Corporation                   (3,878)           (1,886)           (1,557)
  Tax benefits from Puerto Rican
    operations                          (3,128)           (8,442)           (7,880)
  Tax exempt income                          -                 -            (2,274)
  Foreign taxes at higher
    (lower) rates                        1,849            (1,640)              194
  Other                                     13              (971)              755
-----------------------------------------------------------------------------------
Income tax provision               $    29,972      $     49,978      $     37,713
-----------------------------------------------------------------------------------
Effective income tax rate                 33.1%             29.9%             28.3%
-----------------------------------------------------------------------------------

At December 31, 1996, the Company has net operating loss and research and development tax credit carryforwards for federal tax purposes of approximately $126,645 and $3,682, respectively, that will expire through 2011, if not utilized. The Company's effective income tax rate is favorably affected by Puerto Rican tax exemption grants which result in Puerto Rican earnings being partially tax exempt through the year 2003.

The Internal Revenue Service ("IRS") is currently examining the Company's 1992-1994 federal income tax returns. In addition, the IRS has completed an audit examination of the Company's 1990-1991 income tax returns and has proposed an adjustment of approximately $16,600 in additional taxes, not including interest or state income taxes, for which the Company anticipates receiving statutory notices of deficiency in the near future. The proposed adjustment relates primarily to the Company's Puerto Rican operations. It is likely that similar adjustments will be proposed for subsequent years. The Company is vigorously contesting the proposed adjustment and expects that the ultimate resolution will not have a material adverse effect on its financial position or liquidity, but could potentially be material to the net income of a particular future period if resolved unfavorably.

The Company has not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries ($15,906 at December 31, 1996) because distribution of these earnings generally would not require additional taxes due to available foreign tax credits.

The Company made income tax payments of $68,525, $53,313 and $49,565 in 1996, 1995 and 1994, respectively.

Note 5 Stock Purchase and Option Plans

Stock Purchase: The Company's employee stock purchase savings plan allows participating employees to purchase, through payroll deductions, shares of common stock at 85% of the fair market value at specified dates. Under the terms of the plan, 750,000 shares of common stock have been reserved for purchase by plan participants. Employees purchased 108,795, 97,525 and 26,041 shares in 1996, 1995 and 1994, respectively. At December 31, 1996, 494,442 shares were available for purchase under the plan.

The Ventritex 1991 Employee Stock Purchase Plan that had 162,500 shares of common stock reserved for purchase by plan participants was dissolved at the time Ventritex was merged into Pacesetter. Eligible Ventritex employees were allowed to invest up to 10% of compensation through payroll deductions to purchase shares of Ventritex stock at 85% of the fair market value at specified dates. Ventritex issued 40,404 shares under this plan during its 1996 fiscal year.

Stock Based-Compensation: Under the terms of the Company's various stock plans, 7,687,769 shares of common stock have been reserved for issuance to directors, officers and employees upon the grant of restricted stock or the exercise of stock options. Stock options are exercisable over periods up to 10 years from date of grant and may be "incentive stock options" or "non-qualified stock options" and may have stock appreciation rights attached. At December 31, 1996, there were a maximum of 2,268,753 shares available for grant and 5,419,016 options outstanding. At December 31, 1996, 1995 and 1994, there were options exercisable of 2,578,387, 3,029,516 and 1,786,701, respectively. Stock option and long-term performance award transactions were:

                                              Options/Awards    Weighted Average
                                              Outstanding       Price Per Share
--------------------------------------------------------------------------------
Balance at December 31, 1993                  3,045,904            $  21.36
--------------------------------------------------------------------------------
                                 Granted      1,518,338               27.31
                                 Cancelled     (363,563)              27.90
                                 Exercised     (218,585)              50.09
--------------------------------------------------------------------------------
Balance at December 31, 1994                  3,982,094               24.33
--------------------------------------------------------------------------------
                                 Granted        967,477               28.62
                                 Cancelled     (220,872)              28.23
                                 Exercised     (378,692)              32.87
--------------------------------------------------------------------------------
Balance at December 31, 1995                  4,350,007               26.27
--------------------------------------------------------------------------------
                                 Granted      2,288,998               36.36
                                 Cancelled     (302,785)              39.78
                                 Exercised     (917,204)              20.84
--------------------------------------------------------------------------------
Balance at December 31, 1996                  5,419,016               31.27
--------------------------------------------------------------------------------


In conjunction with the merger of Ventritex into the Company, Ventritex outstanding options were converted to St. Jude Medical, Inc. options. Each option to purchase one share of Ventritex common stock was converted to the right to purchase .5 St. Jude Medical shares at twice the Ventritex strike price.

Pursuant to the terms of the Company's various stock plans, optionees can use cash, previously owned shares or a combination of cash and previously owned shares to reimburse the Company for the cost of the option and the related tax liabilities. Shares are acquired from the optionee at the fair market value of the stock on the transaction date.

All options have been granted at not less than fair market value at dates of grant. When stock options are exercised, the par value of the shares issued is credited to common stock and the excess of the proceeds over the par value is credited to additional paid-in capital. When non-qualified options are exercised, the Company realizes income tax benefits based on the difference between the fair value of the stock on the date of exercise and the stock option exercise price. These tax benefits do not affect the income tax provision, but rather are credited directly to additional paid-in capital.

In July 1996, the Board of Directors approved a stock option grant of 1,000,000 shares at an exercise price of $31.38 per share to the Company's CEO. This grant is subject to shareholder approval at the May 1997 shareholders' meeting of a one-time waiver of the 300,000 share annual limitation under the Company's 1994 Stock Option Plan which will have the effect of ratifying this grant.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock option awards. Had compensation expense for the Company's stock option awards been determined based upon their grant date fair value consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced by $ 4,985, or $ .05 per share and $ 3,115, or $ .04 per share for 1996 and 1995, respectively. These amounts are not necessarily indicative of the amounts that will be reported in the future. The fair value of the options at the grant date was estimated using the Black-Scholes model with the following weighted average assumptions:

                          1996        1995
                         ------      ------
Expected life (years)        6           6
Interest rate              6.3%        7.2%
Volatility                40.5%       31.1%
Dividend yield               0%          0%

Under the terms of the Company's shareholder rights agreement, upon the occurrence of certain events which result in a change in control as defined by the agreement, registered holders of common shares are entitled to purchase one-tenth of a share of Series A Junior Participating Preferred Stock at a stated price, or to purchase either the Company's shares or shares of the acquiring entity at half their market value.

Note 6 Financial Instruments and Off-Balance Sheet Risk

Foreign Currency Instruments and Hedging Activities: The Company may enter into foreign exchange contracts to manage its exposure to fluctuations in foreign currency exchange rates. These contracts involve the exchange of foreign currencies for U.S. dollars at specified rates at future dates. Counterparties to these contracts are major international financial institutions. Maturities of these instruments are typically one year or less from the transaction date. Gains or losses from these contracts are included in other income (expense).

The Company had contracts totaling $25,217 and $12,483 at December 31, 1996 and December 31, 1995, respectively. These contracts are related to the exchange of French Francs, German Marks and Canadian Dollars into U.S. dollars. These instruments were recorded at their fair value at each balance sheet date. The cumulative unrealized gain (loss) on these contracts totaled $905, $45 and $(128) at December 31, 1996, 1995 and 1994, respectively, and was recorded as other income (expense).

Long-Term Debt: The Company has an unsecured $130,000 committed revolving line of credit with a group of seven banks that terminates in July 2001. The Company also maintains $100,000 of non- committed lines of credit with two banks to supplement the revolving line of credit, that expires in November 1999. The rate of interest payable under these borrowing facilities is a floating rate and is a function of the London Interbank Offered Rate. The weighted average interest rates at December 31, 1996 and 1995 were 5.6% and 6.1%, respectively. A facility fee of .08% of the revolving line commitment is paid quarterly. At December 31, 1996, the Company had borrowings under the committed line of $120,000 and $52,000 under the non-committed lines.

The credit agreement contains various covenants that require the Company to maintain a specified financial ratio, limit liens, regulate asset disposition and subsidiary indebtedness and restrict certain acquisitions and investments. At December 31, 1996, the Company was in compliance with these covenants.

Convertible Subordinated Debentures: In August 1996, the Company issued $57,500 aggregate principal amount of 5.75% convertible subordinated debentures due August 15, 2001. The notes are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of common stock at a conversion rate of 29.0909 shares per thousand dollars of principal amount of notes (equivalent to a conversion price of $34.375 per share).

Other Financial Instruments: Marketable securities consist of equity instruments, bank certificates of deposit, U.S. government obligations, commercial paper, and Puerto Rico industrial development bonds. Under Statement of Financial Accounting Standards (FAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," debt securities that the Company does not have the positive intent to hold to maturity and all marketable equity securities are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. A net realized gain of $1,195 was recorded on sales of available-for-sale securities in 1996. No net realized gains or losses were recorded in 1995. The net unrealized holding loss on available-for-sale securities included as a separate component of shareholders' equity was $8,028 (net of $5,029 of current deferred income taxes) at December 31, 1996.

                              1996                         1995
                              --------------------------   --------------------------
                                             Estimated                    Estimated
                                             Fair                         Fair
                              Cost           Value         Cost           Value
Assets:
   Cash and Cash Equivalents  $  49,388      $  49,388     $  62,638      $  62,638
   Marketable Securities      $ 199,064      $ 186,007     $ 161,462      $ 176,983

The Company also guarantees certain obligations of its subsidiaries. As of December 31, 1996 and 1995, the maximum amount of such guarantees was $7,500.

Concentration of Credit Risk: Trade accounts receivables, certain marketable securities and foreign exchange contracts are the financial instruments which may subject the Company to concentration of credit risk.

Within the European Economic Union, payment of certain accounts receivable is made by the national healthcare system within several countries. Although the Company does not anticipate collection problems with these receivables, payment is contingent to a certain extent upon the economic situation within these countries. The credit risk associated with the balance of the trade receivables is limited due to dispersion of the receivables over a large number of customers in many geographic areas. The Company monitors the credit worthiness of its customers to which it grants credit terms in the normal course of business.

Marketable securities are placed with high credit qualified financial institutions and Company policy limits the credit exposure to any one financial institution. Counterparties to foreign exchange contracts are major financial institutions; therefore, credit loss from counterparty nonperformance is unlikely.

Note 7 Retirement Plans

Defined Contribution Plan: The Company has a defined contribution profit sharing plan, including features under section 401(k) of the Internal Revenue Code, which provides retirement benefits to substantially all full-time U.S. employees. Under the 401(k) portion of the plan, eligible employees may contribute a percentage of their annual compensation, subject to IRS limitations, with the Company matching certain eligible contributions. The Company's level of contribution to the profit sharing portion of the plan is subject to Board of Directors approval and is based on Company performance. The Company has additional defined contribution programs for employees outside the United States. The benefits under these plans are based primarily on compensation levels. Total retirement plan expense was $5,783, $6,977 and $2,873 in 1996, 1995 and 1994, respectively.

Defined Benefit Plans: In certain countries outside the United States, the Company maintains defined benefit plans. An accrual of $5,023 was recorded as of December 31, 1996 which is approximately equal to the actuarially calculated unfunded liability.

Note 8 Geographic Area

The Company operates in the medical products industry and is segmented into three geographic areas - the United States (including export sales to unaffiliated customers except to customers in Europe, the Middle East and Africa), Europe (including export sales to unaffiliated customers in the Middle East, Africa, Latin America and Asia-Pacific) and other international. Operating profit for export sales is reported in the exporting geography.

Sales between geographic areas are made at transfer prices which approximate prices to unaffiliated third parties. Export sales to unaffiliated customers included in United States sales were $ 67,639 $ 62,419 and $46,321 for 1996, 1995 and 1994, respectively.

Net sales by geographic area were as follows:

                                                            Other
                      United                                Inter-              Elimina-
                      States             Europe             national            tions               Total
--------------------------------------------------------------------------------------------------------------
1996
Customer
        sales         $ 586,879          $ 274,368          $  15,500           $    --             $ 876,747
Inter-
        company
        sales           105,822               --                8,198            (114,020)               --
--------------------------------------------------------------------------------------------------------------
1995                  $ 692,701          $ 274,368          $  23,698           $(114,020)          $ 876,747
--------------------------------------------------------------------------------------------------------------
Customer
        sales         $ 595,056          $ 249,052          $   3,970           $    --             $ 848,078
Inter-
        company
        sales            91,523               --                8,869            (100,392)               --
--------------------------------------------------------------------------------------------------------------
1994                  $ 686,579          $ 249,052          $  12,839           $(100,392)          $ 848,078
--------------------------------------------------------------------------------------------------------------
Customer
        sales         $ 402,869          $ 113,236          $   1,328           $    --             $ 517,433
Inter-
        company
        sales            68,604               --                3,800             (72,404)               --
--------------------------------------------------------------------------------------------------------------
                      $ 471,473          $ 113,236          $   5,128           $ (72,404)          $ 517,433
--------------------------------------------------------------------------------------------------------------

Operating profit (loss) by geographic area was as follows:

                                         Other
              United                     Inter-
              States        Europe       national      Corporate      Total
--------------------------------------------------------------------------------
1996          $  62,965     $ 59,264     $ (2,582)     $ (45,060)     $  74,587
1995          $ 131,955     $ 50,924     $    (90)     $ (13,703)     $ 169,086
1994          $  96,767     $ 38,799     $   (509)     $ (11,541)     $ 123,516
--------------------------------------------------------------------------------

Identifiable assets by geographic area were as follows:

                                     Other
         United                      Inter-
         States        Europe        national     Corporate     Total
-----------------------------------------------------------------------------
1996     $ 811,588     $ 282,610     $ 52,209     $ 326,087     $ 1,472,494
1995     $ 691,603     $ 204,054     $  9,772     $ 286,806     $ 1,192,235
1994     $ 685,738     $ 181,470     $  4,523     $ 229,552     $ 1,101,283
-----------------------------------------------------------------------------

1996 operating profit reflects purchased research and development charges of $40,350 and special charges of $47,808 and 1994 operating profit reflects purchased research and development charges of $40,800.

Corporate expenses consist principally of non-allocable general and administrative expenses. Corporate identifiable assets consist principally of cash and cash equivalents and marketable securities.

Note 9 Other Income (Expense), Net

Other income (expense), net consisted of the following:

                                    1996           1995         1994
Interest income                     $  9,463       $ 11,926     $ 16,620
Interest expense                      (4,725)       (12,967)      (3,798)
Foreign exchange gains (losses)        2,165            474       (1,918)
Gain on the sale of a business        10,486              -            -
Acquisition transaction costs         (5,118)             -            -
Other                                  3,751         (1,425)        (958)
                                    --------      ---------     --------
Other income (expense), net         $ 16,022      $  (1,992)    $  9,946
                                    ========      =========     ========


Note 10 Other Assets

Other assets as of December 31, 1996 and 1995, net of accumulated amortization of $42,792 and $34,923, respectively, consisted of the following:

                                                             1996      1995
Investments in companies, joint ventures and partnerships    $  7,984  $  22,356
Intangibles and other                                         361,359    317,176
Other assets                                                   65,993     41,868
                                                             --------  ---------
                                                             $435,336  $ 381,400
                                                             ========  =========

Investments in companies, joint ventures, and partnerships are stated at cost which approximates market. Intangibles and other assets consist principally of the excess of cost over net assets of certain acquired businesses and technology. Intangibles and other assets are being amortized over periods ranging from 10 to 20 years.

Note 11 Contingencies

The Company is involved in various products liability lawsuits, claims and proceedings of a nature considered normal to its business with the exception noted below. Subject to self-insured retentions, the Company has products liability insurance sufficient to cover such claims and suits. In connection with two pacemaker lead models, the Company may be subject to future uninsured claims. The Company's products liability insurance carrier has denied coverage for these models and has filed suit against the Company seeking rescission of the policy covering Pacesetter business retroactive to the date the Company acquired Pacesetter. The Company was a codefendant in a 1995 class action suit with respect to these leads. This case was settled in November 1995. The Company's share of the settlement is approximately $5,000. Additional claims could be filed by patients with these leads who were not class members. Further, claims may be filed in the future relative to events currently unknown to management. Management believes losses that might be sustained from such actions would not have a material adverse effect on the Company's liquidity or financial condition, but could potentially be material to the net income of a particular future period if resolved unfavorably.

Note 12 Shareholders' Equity

On October 17, 1995, the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend to shareholders of record on November 2, 1995. Earnings per share, dividends per share, shares outstanding and weighted average shares outstanding have been restated to reflect the stock dividend.

Note 13 Quarterly Financial Data (Unaudited)


Quarterly data for 1996 and 1995 was as follows:

                                         Quarter
                                         First           Second        Third         Fourth
Year Ended
      December 31, 1996:
          Net sales                     $  211,829      $ 220,498     $ 212,456     $ 231,964
          Gross profit                     141,290        147,438       142,992       150,139
          Net income/(loss)                 30,058         29,920        30,179       (29,520)*
          Earnings per share                   .33            .32           .33          (.32)*

Year Ended
      December 31, 1995:
          Net sales                     $  231,199      $ 214,394     $ 200,401     $ 202,084
          Gross profit                     149,992        145,775       128,635       130,888
          Net income/(loss)                 36,602         32,275        24,186        24,053
          Earnings per share                   .40            .35           .26           .26

*Includes the effect of pre-tax charges of $35,350 for purchased research and development associated with the Telectronics and Biocor acquisitions and special charges of $47,808 for patent and litigation settlements and repositioning of several of the Company's operations.

Five-Year Summary of Selected Financial Data

(Dollars in thousands, except per share amounts)

                                        1996(**)           1995            1994(***)           1993             1992

Summary of Operations for the Year Ended:
Net sales                            $   876,747       $   848,078       $   517,433       $   339,942       $   273,823
Gross profit                         $   581,859       $   555,290       $   353,623       $   236,375       $   197,730
  Percent of sales                          66.4%             65.5%             68.3%             69.5%             72.2%
Operating profit                     $    74,587       $   169,086       $   123,516       $   110,099       $   115,682
  Percent of sales                           8.5%             19.9%             23.9%             32.4%             42.2%
Net income                           $    60,637       $   117,116       $    95,749       $    94,544       $   100,412
  Percent of sales                           6.9%             13.8%             18.5%             28.7%             36.7%
Primary earnings per share*          $      0.66       $      1.28       $      1.06       $      1.08       $      1.11
Financial Position at Year End:
Cash and marketable securities       $   235,395       $   239,621       $   209,099       $   427,721       $   400,701
Working capital                      $   426,951       $   405,060       $   426,297       $   498,758       $   453,116
Total assets                         $ 1,472,494       $ 1,192,235       $ 1,101,283       $   684,015       $   586,304
Long-term debt                       $   229,500       $   120,000       $   255,000       $        36       $       566
Total shareholders' equity           $   922,061       $   855,388       $   772,629       $   625,938       $   584,501
Other Data:
Dividends declared per share         $      --         $      --         $      0.20       $      0.27       $      0.20
Primary weighted average
  shares outstanding*                 92,372,000        91,326,000        90,228,000        90,403,000        90,199,000
Total employees                            4,168             3,090             2,980             1,272             1,022

Note: The Five-Year Summary of Selected Financial Data includes the results of Ventritex, Inc. and Daig Corporation for all periods presented.

* Earnings per share and share data have been adjusted for a 50% stock dividend paid in 1995.

** Results for 1996 include $88,158 pre-tax for purchased research and development and special charges.

*** Results for 1994 include a $40,800 pre-tax charge for purchased research and development.

Report of Independent Auditors
Board of Directors
St. Jude Medical, Inc.
St. Paul, Minnesota

We have audited the supplemental consolidated balance sheets of St. Jude Medical, Inc. and subsidiaries (formed as a result of the consolidation of St. Jude Medical, Inc. and Ventritex, Inc.) as of December 31, 1996 and 1995 and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the merger of St. Jude Medical, Inc. and Ventritex, Inc. on May 15, 1997, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of St. Jude Medical, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Jude Medical, Inc. and subsidiaries at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger of Ventritex, Inc. as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                  /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
February 5, 1997, except for Note 2,
as to which the date is May 15, 1997


                                      34